Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A of First Financial Bancorp. of our report dated February 28, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, of MainSource Financial Group, Inc., appearing in the Annual Report on Form 10-K of MainSource Financial Group, Inc. for the year ended December 31, 2017.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
June 14, 2018